UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2011

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc., a Maryland corporation, and as required by context, KBS Limited Partnership, a Delaware limited partnership, which we refer to as the “Operating Partnership” and to their subsidiaries.
We have decided to update in full the risk factor disclosure last filed in our Annual Report on Form 10-K for the year ended December 31, 2010 in response to recent changes in our portfolio, including our entry into, on September 1, 2011, through indirect wholly owned subsidiaries (individually and collectively, the “KBS Settlement Agreement Parties”), (a) a Collateral Transfer and Settlement Agreement (the “Settlement Agreement”) with, among other parties, GKK Stars Acquisition LLC (“GKK Stars”), the wholly owned subsidiary of Gramercy Capital Corp. (“Gramercy”) that indirectly owns the Gramercy real estate portfolio (the “GKK Portfolio”), and (b) an Acknowledgment and Consent Agreement with, among other parties, Goldman Sachs Mortgage Company (“Goldman”) and Citicorp North America, Inc. (“Citicorp”), to effect the orderly transfer of certain assets and liabilities of the GKK Portfolio to the KBS Settlement Agreement Parties in satisfaction of certain debt obligations owed to the KBS Settlement Agreement Parties by wholly owned subsidiaries of Gramercy. Pursuant to the Settlement Agreement, on September 1, 2011, the KBS Settlement Agreement Parties indirectly took title to or, with respect to a limited number of properties, indirectly took a leasehold interest in, 317 properties and will indirectly take title to an additional 498 properties from the GKK Portfolio no later than December 15, 2011. The transfers of equity interests in the owners of, or in the holders of leasehold interests in, these properties are referred to herein as the “Transfers” and the properties subject to the Transfers are referred to herein as the “Properties”.
The Settlement Agreement is the result of negotiations with Gramercy and GKK Stars upon the maturity of our August 22, 2008 investment in a senior mezzanine loan with a face amount of $500,000,000 (the “GKK Mezzanine Loan”) that was used to finance a portion of Gramercy’s acquisition of American Financial Realty Trust (“AFR”) and its real estate portfolio. In connection with its acquisition of AFR, Gramercy, through wholly owned subsidiaries, secured senior mortgage financing (the “Goldman/ Citi Mortgage Loan”) and junior mezzanine financing (the “Junior Mezzanine Loan”) from Goldman, Citicorp and SL Green Realty Corp. On May 6, 2011, the Goldman/ Citi Mortgage Loan, the GKK Mezzanine Loan and the Junior Mezzanine Loan (collectively, the “GKK Loans”) matured and all amounts outstanding under these loans became due and payable by the wholly owned subsidiaries of Gramercy that are the borrowers under the respective loan agreements (collectively, the “GKK Borrower”). As such, as of May 6, 2011, the GKK Loans were in default.
In connection with the maturity of the GKK Loans and the negotiation of the Settlement Agreement, we have also (i) entered into an Amended and Restated Master Repurchase Agreement with Goldman and an Amended and Restated Master Repurchase Agreement with Citicorp (collectively and as amended to date, the “Amended Repurchase Agreements”) and (ii) acquired a subordinated portion of the Goldman/ Citi Mortgage Loan and a subordinated portion of the Junior Mezzanine Loan.

Risk Factors
The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward‑looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.
Risks Related to an Investment in Us
Because no public trading market for our shares currently exists and because it is increasingly likely that we will delay the liquidation or the listing of our shares of common stock on a national securities exchange beyond 2012, investors should purchase shares in our dividend reinvestment plan only if they will not need to realize the cash value of their investment for an extended period.
There is no public market for our shares and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from purchasing our shares. In its sole discretion, our board of directors may amend, suspend or terminate our share redemption program upon 30 days’ notice. Based on our 2011 budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” we have announced that we do not expect to have funds available for our share redemption program in 2011. Further, pursuant to the terms of the Amended Repurchase Agreements and during the term thereof, we must continue to limit redemptions under our share redemption program to those sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” The Amended Repurchase Agreements will terminate on the earliest to occur of (i) April 28, 2013; (ii) the date that the Amended Repurchase Agreements convert into mezzanine loans (which would likely contain substantially similar terms as the Amended Repurchase Agreements, including with respect to our share redemption program restrictions); (iii) the date that all obligations under the Amended Repurchase Agreements are fully paid; or (iv) upon an event causing the Amended Repurchase Agreements to otherwise terminate. We do not expect to have funds available for ordinary redemptions in the future except potentially from funds generated from asset sales. In addition, our share redemption program includes numerous restrictions that would limit a stockholder’s ability to sell his or her shares. Therefore, it will be difficult for our stockholders to sell their shares promptly or at all. If a stockholder is able to sell his or her shares, it would likely be at a discount to the price at which we are offering shares under our dividend reinvestment plan. It is also likely that our shares would not be accepted as the primary collateral for a loan.
If our shares of common stock are not listed on a national securities exchange by November 2012, our charter requires that we seek stockholder approval of our liquidation unless a majority of our independent directors determines that liquidation is not then in the best interest of our stockholders and postpones the decision of whether to liquidate. Due to the continuing impact of the disruptions in the financial markets on the values of our investments and our entry into the Settlement Agreement, pursuant to which we will effect the orderly transfer of certain assets and liabilities of the GKK Portfolio to the KBS Settlement Agreement Parties in satisfaction of certain debt obligations owed to the KBS Settlement Agreement Parties by wholly owned subsidiaries of Gramercy, it is increasingly likely that we will postpone such a liquidity event in order to improve the prospects for investors to have their capital returned and to realize a profit on their investment, likely through sales of individual or pooled assets. Therefore, investors should purchase shares in our dividend reinvestment plan only as a long‑term investment and be prepared to hold them for an extended period.
Continued disruptions in the financial markets and uncertain economic conditions could adversely affect our ability to service our existing indebtedness, our ability to refinance or secure additional debt financing on attractive terms and the values of our investments.
Despite improved access to capital for some companies, the capital and credit markets continue to be affected by the extreme volatility and disruption during the past three years. The health of the global capital markets remains a concern. The banking industry has been experiencing improved earnings, but the relatively low growth economic environment has caused the markets to question whether financial institutions are truly appropriately capitalized. The downgrade of the U.S. government debt has increased these concerns, especially for the larger, money center banks. Smaller financial institutions have continued to work with borrowers to amend and extend existing loans; however, as these loans reach maturity, there is the potential for future credit losses. The FDIC’s list of troubled financial institutions is still quite large and the threat of more bank closings will weigh heavily on the financial markets.

Looking forward, it is widely assumed that mortgage delinquencies have not yet peaked. Liquidity in the global credit market has been severely contracted by market disruptions, and new lending is expected to remain subdued in the near term. We have relied on debt financing to finance our properties and real estate-related assets. As a result of the uncertainties in the credit market, we may not be able to refinance our existing indebtedness or to obtain additional debt financing on attractive terms. If we are not able to refinance existing indebtedness on attractive terms at its maturity, we may be forced to dispose of some of our assets.
Further disruptions in the financial markets and uncertain economic conditions could adversely affect the values of our investments. Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments. These could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

•
revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay dividends or meet our debt service obligations on debt financing; and/or

•
revenues on the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay dividends or meet our debt service obligations on debt financing.

The current capital market and general economic conditions also heighten risks with respect to our borrowings under certain repurchase agreements. If the value of the collateral underlying certain repurchase agreements decreases, we may be required to provide additional collateral or make cash payments to maintain the loan to collateral value ratio. In addition, and unlike traditional secured financings, should a counterparty under a repurchase agreement file for bankruptcy, we may have to spend time and money asserting claims to the assets serving as the collateral under the repurchase agreement.
All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.
We have a limited operating history, which makes our future performance difficult to predict.
We have a limited operating history. We were incorporated in the State of Maryland on June 13, 2005. Our stockholders should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by affiliates of our advisor. We are the first publicly offered investment program sponsored by the affiliates of our advisor, KBS Capital Advisors LLC. The private KBS‑sponsored programs were not subject to the up‑front commissions, fees and expenses associated with our initial public offering nor all of the laws and regulations that apply to us. For all of these reasons, our stockholders should be especially cautious when drawing conclusions about our future performance and our stockholders should not assume that it will be similar to the prior performance of other KBS‑sponsored programs. Our limited operating history and the differences between us and the private KBS‑sponsored programs significantly increase the risk and uncertainty our stockholders face in making an investment in our shares.
KBS Capital Advisors has limited experience operating, overseeing and selling bank branch properties, which could cause inefficiencies in the operation and sale of these properties, thereby reducing distributions to our stockholders.
Our advisor has limited experience operating, overseeing and selling bank branch properties, which properties make up the majority of the Properties being transferred to us under the Settlement Agreement. As such, and while we believe we have retained appropriate asset management by hiring GKK Stars or one of its affiliates to manage the Properties, we may not be able to operate, lease and/or sell these Properties efficiently and effectively, which could prevent us from maximizing the value of our overall portfolio. Additionally, some of these bank branches are located outside of our target markets and our advisor has more limited experience in these markets. For these reasons, there may be inefficiencies in the operation and sale of these Properties, which may prevent us from recognizing the full potential value of these Properties and may cause reduced distributions to our stockholders.

Because we are dependent upon our advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.
We are dependent on KBS Capital Advisors to manage our operations and our portfolio of real estate and real estate‑related assets. Our advisor has a limited operating history and it depends upon the fees and other compensation that it receives from us and the other public KBS‑sponsored programs in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of KBS Capital Advisors or our relationship with KBS Capital Advisors could hinder its ability to successfully manage our operations and our portfolio of investments.
The amount of cash available for distributions in future periods may be reduced by the repayment of the advance from our advisor and the payment of our advisor’s unpaid performance fees.
Our advisor has advanced $1.6 million to us for cash distributions and expenses in excess of revenues, all of which is outstanding. No amount has been advanced since January 2007. Pursuant to the advisory agreement, our advisor agreed to advance funds to us equal to the amount by which the cumulative amount of our distributions from January 1, 2006 through the period ending August 31, 2010 exceeded the amount of our Funds from Operations (as defined below) from January 1, 2006 through August 31, 2010. We agreed with our advisor that our advisor would not extend the agreement to advance funds for distribution record dates after August 31, 2010. Pursuant to the advisory agreement, we are obligated to reimburse our advisor on demand for the $1.6 million advance if and to the extent that our cumulative Funds from Operations (as defined below) for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non‑compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest accrues on the advance made by our advisor. The advisory agreement defines Funds from Operations as funds from operations as defined by the National Association of Real Estate Investment Trusts plus (i) any acquisition expenses and acquisition fees expensed by us and that are related to any property, loan or other investment acquired or expected to be acquired by us and (ii) any non‑operating noncash charges incurred by us, such as impairments of property or loans, any other‑than‑temporary impairments of marketable securities, or other similar charges.
In addition to the advance by our advisor in the amount of $1.6 million, as of June 30, 2011, we had incurred performance fees totaling $5.4 million related to our joint venture investment in the National Industrial Portfolio, which have not been paid. The performance fee is earned by our advisor only upon our meeting certain Funds from Operations thresholds and makes our advisor’s cumulative asset management fees related to our investment in the National Industrial Portfolio joint venture equal to 0.75% of the cost of the joint venture investment on an annualized basis from the date of our investment in the joint venture through the date of calculation. Our operations from the date of our investment through March 31, 2010 were sufficient to meet the Funds from Operations condition per the advisory agreement; however, beginning in April 2010, our operations did not meet the Funds from Operations condition per the advisory agreement. As a result, as of June 30, 2011, we had accrued for incurred but unpaid performance fees of $5.4 million from inception through March 31, 2010. Although these performance fees have been incurred as of June 30, 2011, the advisory agreement further provides that the payment of the performance fee shall only be made after the repayment of advances from our advisor discussed above. The amount of cash available for distributions in future periods may be reduced by the repayment of the advance from our advisor and the payment of our advisor’s performance fees.
To the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.
Our organizational documents permit us, to the extent permitted by Maryland law, to pay distributions from any source. If we fund distributions from financings or sources other than cash flow from operations, the overall return to our stockholders may be reduced. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time during our operational stage, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may look to third‑party borrowings to fund our distributions or fund distributions from the proceeds from the sale of real estate and receipt of principal payments from our real estate‑related investments. To the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.

If funds are not available from our dividend reinvestment plan offering, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and greatly limit our ability to redeem any shares under our share redemption program. Further, pursuant to the Amended Repurchase Agreements, we agreed to restrict monthly cash distributions. Should participation in our dividend reinvestment plan decrease, we may have to reduce our dividend rate in order to comply with the covenants in the Amended Repurchase Agreements.
We depend on the proceeds from our dividend reinvestment plan for general corporate purposes, including capital expenditures on our real estate investments, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by financings of our investments in real estate properties; funding obligations under our real estate loans receivable; the repayment of debt; and the repurchase of shares under our share redemption program. During the second half of 2009, the participation in our dividend reinvestment plan decreased in comparison to 2008. In addition, the decrease in the amount of our distributions beginning in July 2009 also resulted in a significant reduction in the amount of proceeds from our dividend reinvestment plan. During 2010 and through September 2011, the participation in our dividend reinvestment plan has remained comparable to the end of 2009. We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for general corporate purposes. If such funds are not available, then we may have to use a greater proportion of our cash flow from operations or other sources of cash to meet our general cash requirements, which would reduce cash available for distributions and greatly limit our ability to redeem any shares under our share redemption program. Based on our 2011 budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” we have announced that we do not expect to have funds available for our share redemption program in 2011.
Further, pursuant to the terms of the Amended Repurchase Agreements and during the term thereof, we must continue to limit redemptions under our share redemption program to those sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” Also in connection with the Amended Repurchase Agreements, except for distributions to stockholders necessary to maintain our REIT status, we must limit distributions to stockholders to an amount not to exceed $6.0 million per month, excluding any distributions to stockholders reinvested in us pursuant to our dividend reinvestment plan (currently, distributions are less than $5.0 million per month, excluding distributions reinvested pursuant to our dividend reinvestment plan). Should participation in our dividend reinvestment plan decrease, it is possible that we would have to reduce our dividend rate in order to comply with the covenants in the Amended Repurchase Agreements. These restrictions will likely be in place until April 28, 2013.
We may not have sufficient liquidity, whether from our operations or our dividend reinvestment plan, to fund our future capital needs. If we are unable to repay indebtedness or to fund future contractual commitments or required capital expenditures on our real estate investments, lenders or tenants may take legal action against us, which could have a material adverse effect on us and our stockholders’ return.
We cannot be certain that our business will generate sufficient cash flow from operations or from the sales of some of our real estate assets, that we will have proceeds available from our dividend reinvestment plan, that we will be able to raise funds in the capital markets or that future financing or refinancing will be available to us in an amount sufficient, if at all, to enable to us to fund our liquidity needs. Our inability to repay indebtedness or to fund future contractual commitments or required capital expenditures on our real estate investments may cause lenders or tenants to take legal action against us, which could have a material adverse effect on us and our stockholders’ return.
Declining economic conditions have had and will likely continue to have a significant impact on our real estate and real estate-related investments. In addition, these conditions have impacted the businesses of our tenants as well as the tenants in buildings securing our real estate‑related investments. As a result of a decline in cash flows and projected future declines, in July 2009 our board of directors reduced the amount of our distributions from $0.70 per share on an annualized basis to $0.525 per share on an annualized basis. Projected future declines in rental rates, slower or potentially negative net absorption of leasable space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to sign new tenants, are expected to result in additional decreases in cash flows from our properties. As a result of these same factors, the borrowers under our real estate-related investments have experienced a reduction in cash flows that has made it difficult for them to pay us debt service in some instances. Additionally, these reduced and potentially decreasing cash flows have had a negative impact on the valuation of buildings directly or indirectly securing our investment positions and as a result the borrowers may not be able to refinance their debt to us or sell the collateral at a price sufficient to repay our note balances in full when they come due. Moreover, the terms of the Amended Repurchase Agreements provide that certain excess cash flows generated by our portfolio must be paid to Goldman and Citicorp as repayment of the Amended Repurchase Agreements. Further, we depend on the cash flow from our real estate and real estate-related investments to meet the debt service obligations under our financing arrangements, and we will depend on the proceeds from the sale of real estate and proceeds from the repayment of our real estate-related investments in order to repay our outstanding debt obligations.

We depend on the proceeds from our dividend reinvestment plan to cover, among other things, capital expenditures on our real estate investments, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by financings of our investments in real estate properties; funding obligations under our real estate loans receivable; and the repayment of debt. During the second half of 2009, the participation in our dividend reinvestment plan decreased in comparison to 2008. In addition, the decrease in the amount of our distributions beginning in July 2009 also resulted in a significant reduction in the amount of proceeds from our dividend reinvestment plan. During 2010 and through September 2011, the participation in our dividend reinvestment plan has remained comparable to the end of 2009. Further reductions in the amount of proceeds from our dividend reinvestment plan, whether due to a decline in participation under our dividend reinvestment plan or a decrease in the amount of our monthly distributions could adversely impact our ability to meet our capital needs.
All of these factors could limit our liquidity and impact our ability to properly maintain or make improvements to our real estate investments. If we are unable to meet future funding commitments or fund required capital expenditures, our borrowers or tenants may take legal action against us. This, in turn, could result in reductions in the value of our investments and therefore a reduction in the value of an investment in us. These factors could also limit our ability to make distributions to our investors.
We presently have extremely limited additional borrowing capacity.
We currently do not have a corporate credit facility to draw against for liquidity purposes and substantially all of our assets are pledged as collateral for our secured borrowings. As a result, we must fund future contractual funding commitments and capital expenditures with existing liquidity, including unrestricted cash, proceeds from our dividend reinvestment plan or future liquidity resulting from asset sales. See also “- Risks Associated with Debt Financing - Lenders have required and may continue to require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”
Because our estimated value per share exceeds our net tangible book value per share and the offering price under our dividend reinvestment plan is equal to our estimated value per share, investors in our dividend reinvestment plan will experience immediate dilution in the net tangible book value of their shares.
On December 2, 2010, our board of directors approved an estimated value per share of our common stock of $7.32 based on the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding, all as of September 30, 2010. The methodology and assumptions used in calculating our estimated value per share are described in detail in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2010. The estimated value per share does not represent the fair value of our assets less our liabilities according to U.S. generally accepted accounting principles (“GAAP”). The estimated value per share was unaudited. There is also no assurance that a stockholder could resell his or her shares at this estimated value, that a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or upon a sale of the company or that our shares would trade at this amount if ever listed on a national securities exchange.
As discussed below, the value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and in response to fluctuations in the real estate and finance markets. As such, the estimated value per share does not take into account developments in our portfolio since December 2, 2010. Pursuant to the Settlement Agreement, on September 1, 2011, we, through the KBS Settlement Agreement Parties, took title to or, with respect to a limited number of Properties, indirectly took a leasehold interest in, 317 Properties and will indirectly take title to an additional 498 Properties from the GKK Portfolio no later than December 15, 2011. Upon the Transfers, or shortly thereafter, we will make determinations about which Properties we wish to sell and commence the disposition process. We expect to complete the disposition of some Properties by the first quarter of 2012. Accordingly, we intend to update the estimated value per share of our common stock no later than March of 2012 in order to allow time to incorporate updated information obtained during the Transfers of Properties and additional market information obtained from the initial dispositions of Properties in order to have the most accurate and current information in calculating the estimated value per share. For more information, see “ - Risks Related to our Corporate Structure - The estimated value per share of our common stock may not reflect the value that stockholders will receive for their investment.”

Because we are conducting an ongoing offering under our dividend reinvestment plan, we are providing information about our net tangible book value per share. As of December 31, 2010, our net tangible book value per share was $4.88. The offering price under our dividend reinvestment plan at December 31, 2010 was $7.32 per share. Net tangible book value is a rough approximation of value calculated simply as total book value of assets (exclusive of certain intangible items) minus total liabilities. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, as with our estimated value per share, net tangible book value does reflect certain dilution in the value of our common stock from the issue price as a result of (i) impairments of our investments, (ii) the funding of distributions from sources other than our cash flow from operations, (iii) the substantial fees paid in connection with our initial public offering and to a lesser degree the offering under our dividend reinvestment plan, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers and (iv) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments. In addition, net tangible book value reflects dilution in the value of our common stock from the issue price as a result of accumulated depreciation and amortization of real estate investments.
The loss of or the inability to obtain key real estate and debt finance professionals at our advisor could delay or hinder implementation of our investment management and disposition strategies, which could limit our ability to make distributions and decrease the value of an investment in our shares.
Our success depends to a significant degree upon the contributions of Peter M. Bren, Keith D. Hall, Peter McMillan III, and Charles J. Schreiber, Jr., each of whom would be difficult to replace. Neither we nor our affiliates have employment agreements with Messrs. Bren, Hall, McMillan, or Schreiber. Messrs. Bren, Hall, McMillan, and Schreiber may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to attract and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. Further, we intend to establish strategic relationships with firms that have special expertise in certain services or detailed knowledge regarding real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties and tenants in such regions. We may be unsuccessful in establishing and retaining such relationships. If we lose or are unable to obtain the services of highly skilled professionals or do not establish or maintain appropriate strategic relationships, our ability to implement our investment management and disposition strategies could be delayed or hindered, and the value of our stockholders’ investments may decline.
Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce our stockholders’ and our recovery against our independent directors if they negligently cause us to incur losses.
Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, our stockholders and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Risks Related to Conflicts of Interest
KBS Capital Advisors and its affiliates, including all of our executive officers, some of our directors and other key real estate and debt finance professionals, face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long‑term best interests of our stockholders.
All of our executive officers, some of our directors and other key real estate and debt finance professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our dealer manager and other affiliated KBS entities. KBS Capital Advisors and its affiliates receive substantial fees from us. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of KBS Capital Advisors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with KBS Capital Advisors and its affiliates, including the advisory agreement;

•
public offerings of equity by us, which would entitle KBS Capital Markets Group LLC, our dealer manager, to dealer‑manager fees and would likely entitle KBS Capital Advisors to increased acquisition and asset‑management fees;

•	sales of properties and other investments, which entitle KBS Capital Advisors to disposition fees and possible subordinated incentive fees;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle KBS Capital Advisors to a subordinated incentive listing fee;

•
whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and negotiating compensation for real estate, debt finance, management and accounting professionals at our advisor and its affiliates that may result in such individuals receiving more compensation from us than they currently receive from our advisor; and

•	whether and when we seek to sell the company or its assets, which sale could entitle KBS Capital Advisors to a subordinated incentive fee.
The fees our advisor receives in connection with the management of assets are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.
KBS Capital Advisors faces conflicts of interest relating to the leasing of properties and such conflicts may not be resolved in our favor, meaning that we may obtain less creditworthy or desirable tenants, which could limit our ability to make distributions and reduce our stockholders’ overall investment return.
We and other KBS‑sponsored programs and KBS‑advised investors rely on the same group of key real estate professionals at our advisor to supervise the property management and leasing of properties. If the KBS team of real estate professionals directs creditworthy prospective tenants to properties owned by another KBS‑sponsored program or KBS‑advised investor when they could direct such tenants to our properties, our tenant base may have more inherent risk and our properties’ occupancy may be lower than might otherwise be the case.

KBS Capital Advisors, the real estate and debt finance professionals assembled by our advisor, their affiliates and our officers face competing demands relating to their time and this may cause our operations and our stockholders’ investment to suffer.
We rely on KBS Capital Advisors and the real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan, Schreiber and David E. Snyder and Ms. Stacie K. Yamane for the day‑to‑day operation of our business. KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”) and KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”) are also advised by KBS Capital Advisors and rely on our sponsors and many of the same real estate, debt finance, management and accounting professionals as will future public KBS‑sponsored programs. Further, our officers and directors are also officers and/or directors of some or all of the other public KBS‑sponsored programs. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS‑sponsored programs and the investment advisors to institutional investors in real estate and real estate‑related assets. As a result of their interests in other KBS programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities, on behalf of themselves and others, Messrs. Bren, Hall, McMillan, Schreiber and Snyder and Ms. Yamane face conflicts of interest in allocating their time among us, KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Capital Advisors, other KBS‑sponsored programs and other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same real estate, management and accounting professionals. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Furthermore, some or all of these individuals may become employees of another KBS‑sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS‑sponsored programs. If this occurs, the returns on our investments and the value of our stockholders’ investment may decline.
All of our executive officers, some of our directors and the key real estate and debt finance professionals assembled by our advisor face conflicts of interest related to their positions and/or interests in KBS Capital Advisors and its affiliates, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.
All of our executive officers, some of our directors and the key real estate and debt finance professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor and other affiliated KBS entities. Through KBS‑affiliated entities, some of these persons also serve as the investment advisors to institutional investors in real estate and real estate‑related assets and through KBS Capital Advisors and KBS Realty Advisors these persons serve as the advisor to other KBS programs, including KBS REIT II, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS REIT III. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and their investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Further, Messrs. Bren, Hall, McMillan and Schreiber and existing and future KBS‑sponsored programs and KBS‑advised investors are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. Messrs. Bren, Hall, McMillan and Schreiber have agreed to restrictions with respect to sponsoring another multi-family REIT while the KBS Legacy Partners Apartment REIT offering is ongoing. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

Our board’s loyalties to KBS REIT II, KBS Strategic Opportunity REIT, KBS REIT III and possibly to future KBS‑sponsored programs could influence its judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to another KBS‑sponsored program at our expense.
All of our directors are also directors of KBS REIT II and KBS REIT III. One of our directors is also a director of KBS Strategic Opportunity REIT. The loyalties of our directors serving on the boards of KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT, or possibly on the boards of future KBS-sponsored programs, may influence the judgment of our board of directors when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

•
We could enter into transactions with other KBS‑sponsored programs, such as property sales or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by the board’s or conflicts committee’s loyalties to such other KBS‑sponsored programs.

•
A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other KBS‑sponsored programs.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS‑sponsored programs.

•
A decision of the board or the conflicts committee regarding whether or when we seek to list our common shares on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts for other KBS-sponsored programs, depending on the price at which our shares trade.

Because our independent directors are also independent directors of KBS REIT II and KBS REIT III, they receive compensation for service on the board of KBS REIT II and KBS REIT III. Like us, KBS REIT II and KBS REIT III pay each independent director an annual retainer of $40,000 as well as compensation for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each committee meeting attended (except that the committee chairman is paid $3,000 for each meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference committee meeting attended). In addition, KBS REIT II and KBS REIT III reimburse directors for reasonable out‑of‑pocket expenses incurred in connection with attendance at meetings of the board of directors.
For the year ended December 31, 2010, the independent directors of KBS REIT II earned compensation as follows:

Independent Director	Compensation Earned in 2010		Compensation Paid in 2010 (1)
Hank Adler	$113,500	(2)	$103,496
Barbara Cambon	$120,500	(3)	$106,496
Stuart A. Gabriel, Ph.D	$113,000	(4)	$102,496
_____________________
(1) Compensation Paid in 2010 includes meeting fees earned during 2009 but paid or reimbursed in 2010 as follows: Mr. Adler $5,333; Ms. Cambon $6,333; and Mr. Gabriel $5,333.
(2) This amount includes (i) fees earned for attendance at nine board meetings, 18 conflicts committee meetings and five audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out‑of‑pocket expenses incurred in connection with attendance at meetings.
(3) This amount includes (i) fees earned for attendance at nine board meetings, 17 conflicts committee meetings and four audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out‑of‑pocket expenses incurred in connection with attendance at meetings.
(4) This amount includes (i) fees earned for attendance at 10 board meetings, 18 conflicts committee meetings and five audit committee meetings, (ii) the annual retainer and (iii) costs reimbursements for reasonable out‑of‑pocket expenses incurred in connection with attendance at meetings.

Risks Related to Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.
Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we or our subsidiaries become an unregistered investment company, we could not continue our business.
Neither we nor any of our subsidiaries intend to register as investment companies under the Investment Company Act. If we or our subsidiaries were obligated to register as investment companies, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an investment company is any issuer that:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities (the “primarily engaged test”); or

•
is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of such issuer’s total assets on an unconsolidated basis (the “40% test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership satisfy both tests above. With respect to the 40% test, most of the entities through which we and our Operating Partnership own our assets are majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7).
With respect to the primarily engaged test, we and our Operating Partnership are holding companies. Through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership are primarily engaged in the non‑investment company businesses of these subsidiaries.

We believe that most of the subsidiaries of our Operating Partnership may rely on Section 3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company. (Any other subsidiaries of our Operating Partnership should be able to rely on the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.) As reflected in no-action letters, the SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate,” or qualifying assets; at least 80% of its assets in qualifying assets plus real estate-related assets; and no more than 20% of the value of its assets in other than qualifying assets and real estate-related assets, which we refer to as miscellaneous assets. To constitute a qualifying asset under this 55% requirement, a real estate interest must meet various criteria based on no-action letters.
If, however, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) is greater than 40% of the value of the assets of our Operating Partnership, then we and our Operating Partnership may seek to rely on the exception from registration under Section 3(c)(6) if we and our Operating Partnership are “primarily engaged,” through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other interests in real estate. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6); however, it is our view that we and our Operating Partnership may rely on Section 3(c)(6) if 55% of the assets of our Operating Partnership consist of, and at least 55% of the income of our Operating Partnership is derived from, majority-owned subsidiaries that rely on Section 3(c)(5)(C).
To maintain compliance with the Investment Company Act, our subsidiaries may be unable to sell assets we would otherwise want them to sell and may need to sell assets we would otherwise wish them to retain. In addition, our subsidiaries may have to acquire additional assets that they might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want them to make and would be important to our investment strategy. Moreover, the SEC may issue interpretations with respect to various types of assets that are contrary to our views and current SEC staff interpretations are subject to change, which increases the risk of non-compliance and the risk that we may be forced to make adverse changes to our portfolio. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.
Rapid changes in the values of our assets may make it more difficult for us to maintain our qualification as a REIT or our exception from the definition of an investment company under the Investment Company Act.
If the market value or income potential of our qualifying real estate assets changes as compared to the market value or income potential of our non‑qualifying assets, or if the market value or income potential of our assets that are considered “real estate‑related assets” under the Investment Company Act or REIT qualification tests changes as compared to the market value or income potential of our assets that are not considered “real estate‑related assets” under the Investment Company Act or REIT qualification tests, whether as a result of increased interest rates, prepayment rates or other factors, we may need to modify our investment portfolio in order to maintain our REIT qualification or exception from the definition of an investment company. If the decline in asset values or income occurs quickly, this may be especially difficult, if not impossible, to accomplish. This difficulty may be exacerbated by the illiquid nature of many of the assets that we may own. We may have to make investment decisions that we otherwise would not make absent REIT and Investment Company Act considerations.
Our stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.
Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.

We have not had funds available for ordinary redemptions under our share redemption program since the April 2009 redemption date and we have entered into financing agreements that require us to suspend ordinary redemptions through the term of the agreements, which will likely be in place until April 28, 2013. We do not expect to have funds available for ordinary redemptions in the future except potentially from funds generated from asset sales. As such, our stockholders may not be able to sell their shares under our share redemption program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.
Our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares. Our stockholders must hold their shares for at least one year in order to participate in our share redemption program, except for redemptions sought upon a stockholder’s death, “qualifying disability” (as defined in the plan) or “determination of incompetence” (as defined in the plan). We limit the number of shares we may redeem pursuant to our share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted‑average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan from the prior calendar year less amounts we deem necessary from such proceeds to fund current and future: capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties; reserves required by financings of our investments in real estate properties; and funding obligations under our real estate loans receivable, as each may be adjusted from time to time by management, provided that if the shares are submitted for redemption in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we will honor such redemptions to the extent that all redemptions for the calendar year are less than the amount of the net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year. Based on budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” we have not had funds available for redemption since the April 2009 redemption date and we do not expect to have funds available for redemption in 2011.
Further, pursuant to the terms of the Amended Repurchase Agreements and during the terms thereof, we must continue to limit redemptions under our share redemption program to those sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence.” The Amended Repurchase Agreements will terminate on the earliest to occur of (i) April 28, 2013; (ii) the date that the Amended Repurchase Agreements convert into mezzanine loans (which would likely contain substantially similar terms as the Amended Repurchase Agreements, including with respect to our share redemption program restrictions); (iii) the date that all obligations under the Amended Repurchase Agreements are fully paid; or (iv) upon an event causing the Amended Repurchase Agreements to otherwise terminate. We do not expect to have funds available for ordinary redemptions in the future except potentially from funds generated by asset sales. We are uncertain when and on what terms we will be able to resume ordinary redemptions. Our board may amend, suspend or terminate our share redemption program upon 30 days’ notice.
Pursuant to our share redemption program, once we have established an estimated value per share of our common stock, the redemption price for all stockholders is equal to the estimated value per share. On December 2, 2010, our board of directors approved an estimated value per share of our common stock of $7.32 based on the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding, all as of September 30, 2010. Therefore, effective commencing with the December 31, 2010 redemption date, the redemption price for all stockholders is $7.32 per share. The value of our shares will fluctuate over time in response to developments related to individual assets in the portfolio and in response to fluctuations in the real estate and finance markets. As such, the estimated value per share does not take into account developments in our portfolio since December 2, 2010. We currently expect to update our estimated value per share no later than March 2012 at which time the redemption price per share would also change. Because of the restrictions of our share redemption program, our stockholders may not be able to sell their shares under the program, and if stockholders are able to sell their shares, they may not recover the amount of their investment in us.

The estimated value per share of our common stock may not reflect the value that stockholders will receive for their investment.
On December 2, 2010, our board of directors approved an estimated value per share of our common stock of $7.32 based on the estimated value of our assets less the estimated value of our liabilities divided by the number of shares outstanding, all as of September 30, 2010. We provided this estimated value per share to assist broker-dealers that participated in our initial public offering in meeting their customer account statement reporting obligations under the National Association of Securities Dealers Conduct Rule 2340 (c)(2) as required by the Financial Industry Regulatory Authority (“FINRA”). The estimated value per share was based upon the recommendation and valuation provided by our advisor.
FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, our advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of our assets or liabilities according to U.S. generally accepted accounting principles (“GAAP”). We can make no claim whether the estimated value per share and the methodology used to derive our value per share would or would not be acceptable to FINRA or for compliance with ERISA reporting requirements. For a full description of the methodologies used to value our assets and liabilities in connection with the calculation of the estimated value per share, see our Current Report on Form 8-K filed with the SEC on December 10, 2010.
Accordingly, with respect to the estimated value per share, we can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of the company;

•	our shares of common stock would trade at the estimated value per share on a national securities exchange; or

•	an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share.

Further, the value of our shares will fluctuate over time in response to developments related to individual assets in our portfolio and the management of those assets and in response to fluctuations in the real estate and finance markets. As such, the estimated value per share does not take into account developments in our portfolio since December 2, 2010, including:

•
asset sales and potential future asset sales at values different from those determined in our valuation as well as any impairment charges related to these or other assets as a result of changes in the expected hold period or the estimated cash flows for these assets;

•	impairment charges related to real estate and real estate-related investments;

•	the restructuring of our debt, including the restructuring of the Amended Repurchase Agreements that are secured by our investment in the Gramercy real estate portfolio; and

•
the assets and liabilities assumed by us in connection with the transfers of equity interests and Properties under the Settlement Agreement and the related assumption of the mortgage pools and other liabilities of the Properties.

Pursuant to the Settlement Agreement, on September 1, 2011, we, through the KBS Settlement Agreement Parties, indirectly took title to or, with respect to a limited number of Properties, indirectly took a leasehold interest in, 317 Properties and will indirectly take title to an additional 498 Properties by December 15, 2011. Upon the Transfers, or shortly thereafter, we will make determinations about which Properties we wish to sell and commence the disposition process. We expect to complete the disposition of some Properties by the first quarter of 2012. Accordingly, we intend to update the estimated value per share of our common stock no later than March of 2012 in order to allow time to incorporate updated information obtained during the Transfers of Properties and additional market information obtained from the initial dispositions of Properties in order to have the most accurate and current information in calculating the estimated value per share.

Our investors’ interest in us will be diluted if we issue additional shares, which could reduce the overall value of their investment.
Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After our investors purchase shares in our public offering, our board may elect to (i) sell additional shares in future public offerings (including through our dividend reinvestment plan), (ii) issue equity interests in private offerings, (iii) issue shares to our advisor, or its successors or assigns, in payment of an outstanding obligation, or (iv) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of the Operating Partnership. To the extent we issue additional equity interests after our investors purchase shares in our initial public offering, their percentage ownership interest in us will be diluted. In addition, depending upon the terms, the use of proceeds and pricing of any additional offerings and the value of our real estate investments, our investors may also experience dilution in the book value and fair value of their shares.
Payment of fees to KBS Capital Advisors and its affiliates reduces cash available for distribution and increases the risk that our stockholders will not be able to recover the amount of their investment in our shares.
KBS Capital Advisors and its affiliates performed services for us in connection with the selection and acquisition or origination of our investments and continue to perform services for us in connection with the management, leasing and disposition of our properties and the management, structuring and administration of our other investments. We pay them substantial fees for these services, which results in immediate dilution to the value of our stockholders’ investment and reduces the amount of cash available for investment or distribution to stockholders.
We may also pay significant fees during our listing/liquidation stage. Although most of the fees expected to be paid during our listing/liquidation stage are contingent on our investors first receiving agreed‑upon investment returns, affiliates of KBS Capital Advisors could also receive significant payments even without our reaching the investment‑return thresholds should we ever seek to become self‑managed. Due to the apparent preference of the public markets for self‑managed companies, a decision to list our shares on a national securities exchange might be preceded by a decision to become self‑managed. Given our advisor’s familiarity with our assets and operations, if our board of directors ever did decide that we should become self-managed, then we may prefer to become self‑managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether our stockholders enjoyed the returns on which we have conditioned other incentive compensation.
Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than stockholders paid for our shares. These substantial fees and other payments also increase the risk that our stockholders will not be able to resell their shares at a profit, even if our shares are listed on a national securities exchange.
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.
When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases we may agree to make improvements to their space as part of our negotiations. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain funding from sources other than our cash flow from operations, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment.
Our stockholders may be more likely to sustain a loss on their investment because our sponsors do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.
Our sponsors have only invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10 per share. Therefore, if we are successful in generating funds from operations sufficient to repay our advisor for advances made to us to pay cash distributions and expenses in excess of revenues, our sponsors will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsors do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

General Risks Related to Investments in Real Estate
Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.
Our properties and their performance are subject to the risks typically associated with real estate, including:

•	downturns in national, regional and local economic conditions;

•	competition from other office and industrial buildings;

•
adverse local conditions, such as oversupply or reduction in demand for office and industrial buildings and changes in real estate zoning laws that may reduce the desirability of real estate in an area;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re‑let space;

•	changes in the supply of or the demand for similar or competing properties in an area;

•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;

•	changes in tax (including real property tax laws), real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.
Any of the above factors, or a combination thereof, could result in a decrease in our cash flows from operations and a decrease in the value of our investments, which would have an adverse effect on our operations, on our ability to pay distributions to our stockholders and on the value of our stockholders’ investment.
If our acquisitions fail to perform as expected, cash distributions to our stockholders may decline.
Since breaking escrow in July 2006, we made acquisitions of properties and other real estate‑related assets based on an underwriting analysis with respect to each asset and how the asset fits into our portfolio. If these assets do not perform as well as expected we will have less cash flow from operations available to fund distributions and investor returns may be reduced.
Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties and adversely affect our cash flow and ability to pay distributions to our stockholders.
A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce the value of our stockholders’ investment. As of June 30, 2011, our portfolio (excluding real estate held for sale) was 76% occupied and we owned 12 properties containing 5.8 million rentable square feet and one master lease containing 0.5 million rentable square feet that were less than 70% occupied. Excluding our investment in the National Industrial Portfolio and real estate held for sale, our portfolio was 87% occupied as of June 30, 2011.
We depend on tenants for our revenue and, accordingly, our revenue and our ability to make distributions to our stockholders is dependent upon the success and economic viability of our tenants and our ability to retain and attract tenants.
The success of our investments materially depends upon the financial stability of the tenants leasing the properties we own. The inability of a single major tenant or a significant number of smaller tenants to meet their rental obligations would lower our net income. A default by a tenant on its lease payments would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord of a property and may incur substantial costs in protecting our investment and re‑letting the property. Tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may only be able to renew their leases on terms that are less favorable to us than the terms of their initial leases. Further, some of the properties in which we have invested or to which we have taken or will take title may be outfitted to suit the particular needs of the tenants. We may have difficulty replacing the tenants of these properties if the outfitted space limits the types of businesses that could lease that space without major renovation. See also “ - General Risks Related to Investments in Real Estate - Bank branches are specialty-use properties and therefore may be more difficult to lease or sell to non-banks.”

Because the market value of a property depends principally upon the value of the leases associated with such property, we may incur a loss upon the sale of a property with significant vacant space. These events could cause us to reduce the amount of distributions to our stockholders. As of June 30, 2011, our real estate portfolio (excluding real estate held for sale) was 76% occupied and our bad debt reserve was approximately 1% of annualized base rent.
Certain leases to tenants of the Properties transferred or to be transferred under the Settlement Agreement permit such tenants to terminate their leases, in whole or in part, prior to their stated lease expiration dates, frequently with little or no termination fee being paid to the lessor of the Property. When tenants exercise early termination rights, our cash flow and earnings will be adversely affected to the extent that we are unable to generate an equivalent amount of net rental income by leasing the vacated space to new third party tenants. Tenants of the Properties transferred or to be transferred under the Settlement Agreement have notified us that they will vacate approximately 115,000 square feet of leased premises during the remainder of 2011 and approximately 112,000 square feet during 2012. In addition, pursuant to the terms of existing leases, tenants have notified us that they will vacate approximately 109,000 square feet of leased premises during the remainder of 2011 and approximately 1,000 square feet during 2012 at the end of their respective leases. These potential terminations constitute approximately 1.4% of the currently leased premises of the Properties transferred or to be transferred under the Settlement Agreement.
The bankruptcy or insolvency of our tenants or delays by our tenants in making rental payments could seriously harm our operating results and financial condition.
Any bankruptcy filings by or relating to any of our tenants could bar us from collecting pre-bankruptcy debts from that tenant, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our financial condition.
Many tenants in the Properties transferred or to be transferred under the Settlement Agreement are banks that are not eligible to be debtors under the federal bankruptcy code, but would be subject to the liquidation and insolvency provisions of applicable banking laws and regulations. If the FDIC were appointed as receiver of a banking tenant because of that tenant’s insolvency, we would become an unsecured creditor of the tenant and only be entitled to share with the other unsecured non‑depositor creditors in the tenant’s assets on an equal basis after payment to the depositors of their claims. The FDIC has broad powers to reject any contract (including a lease) of a failed depository institution that the FDIC deems burdensome if the FDIC determines that such rejection is necessary to promise the orderly administration of the institution’s affairs. By federal statute, a landlord under a lease rejected by the FDIC is not entitled to claim any damages with respect to the disaffirmation, other than rent through the effective date of the disaffirmation. The amount paid on claims in respect of the lease would depend on, among other factors, the amount of assets of the insolvent tenant available for unsecured claims. We may recover substantially less than the full value of any unsecured claims, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to stockholders at historical levels or at all.
Because under the Settlement Agreement we are indirectly taking title to or, with respect to a limited number of Properties, indirectly taking a leasehold interest in, the Properties through various transfers of equity interests in entities that own pools of Properties, the Properties are being transferred to us on an “as is” basis and, therefore, the value of these Properties may decline if we subsequently discover problems with them.
Since, under the Settlement Agreement, we are indirectly taking title to or, with respect to a limited number of Properties, indirectly taking a leasehold interest in, the Properties through various transfers of equity interests in entities that own pools of Properties, the Properties are being transferred to us on an “as is” basis. The terms of the Settlement Agreement provide that we must indirectly take title to or, with respect to a limited number of Properties, indirectly take a leasehold interest in, all of the Properties no later than December 15, 2011 and thus, we may not be able to inspect the Properties or conduct standard due diligence on certain of the Properties before the Transfers. We did not receive representations, warranties and indemnities relating to the Properties from Gramercy and/or its affiliates and, in certain cases, pursuant to the terms of the Settlement Agreement, certain of our indirect wholly-owned subsidiaries will be required to indemnify Gramercy and/or its affiliates for certain matters, including environmental matters, in connection with the Transfer of such Properties. If we discover issues or problems related to the physical condition of a Property, zoning, compliance with ordinances and regulations or other significant problems with a Property, we will have no recourse against Gramercy and its affiliates and the value of the Property may be less than our estimated value of the Property. We may incur substantial costs in remediating or repairing a Property or in ensuring its compliance with governmental regulations. If we choose to and are able to make such capital expenditures, they would reduce cash available for distribution to our stockholders. In addition, we may be unable to rent these Properties on terms favorable to us, or at all, which could reduce the amount of distributions we are able to make to our stockholders.

Bank branches are specialty-use properties and therefore may be more difficult to lease or sell to non-banks.
Some of the Properties transferred or to be transferred to us under the Settlement Agreement are vacant and some of the bank branch tenants in these Properties may not renew their leases or may terminate them before their expiration. Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment specific to bank branches that require significant capital expenditures. Our revenue from and the value of these bank branches may be affected by a number of factors, including:

•	demand from financial institutions to lease or purchase properties that are configured to operate as bank branches;

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the requirements by non-banking institutions for us to make significant capital expenditures to modify these specialty-use Properties to suit their needs before these institutions will lease or purchase such Properties;

•	a downturn in the banking industry generally and, in particular, among smaller community banks; and

•	mergers among financial institutions resulting in the consolidation of properties and a reduction in the number of bank branches or other facilities needed by such institutions.
Further, if financial institutions do not increase the number of bank branches they operate, do not find the locations of our bank branches desirable, do not renew or extend their leases of our bank branches, or if they elect to make capital expenditures to materially modify other, non-bank branch properties rather than pay higher lease or acquisition prices for our Properties, which already are configured as bank branches, then our operating results and financial condition, as well as our ability to pay distributions to stockholders, may suffer. Additionally, the sale or lease of these Properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the Properties, which we do not expect to undertake.
Under the Settlement Agreement, we will receive Transfers of some properties, including some bank branches, that are located in unattractive locations and vacant bank branches that we otherwise would not elect to add to our portfolio, which could have an adverse effect on our operating results and financial condition, as well as our ability to pay distributions to our stockholders.
Under the Settlement Agreement we are indirectly taking title to or, with respect to a limited number of Properties, indirectly taking a leasehold interest in, Properties, including some bank branches, through various transfers of equity interests in entities that own pools of Properties. As such, we will receive Transfers of surplus bank branches that certain financial institutions owned before they were sold to Gramercy. We otherwise likely would not elect to add these Properties to our portfolio. The characteristics of these bank branches, including the following, may make it difficult for us to lease or sell these Properties and could have an adverse effect on our operating results and financial condition, as well as our ability to pay distributions to our stockholders. Some of these bank branches:

•	are in locations that overlap with other bank branches of the same financial institution, accumulated in connection with mergers and acquisitions with other financial institutions;

•	have low deposit levels as compared to other branches of the same financial institution;

•	are vacant; or

•	are located in unattractive areas.
The terms of the Settlement Agreement require us to take ownership of certain leasehold interests in various Properties under which the rent expense we pay to the property owner may exceed the rental income we receive from tenants.
Under the Settlement Agreement we are assuming certain leasehold interests in Properties through various Transfers of equity interests in entities that own these leasehold interests. As such, we are required to assume leasehold interests that we otherwise likely would not elect to add to our portfolio. Such leasehold interests relate to properties we do not own, but under which we lease space from the property owner and then sub-lease this space to various tenants. In certain cases the rent that we are required to pay to the owner of the property exceeds the rental income that we receive from the various tenants. Such negative cash flow may continue throughout the life of the lease and may also have an adverse effect on our operating results and financial condition, as well as our ability to pay distributions to our stockholders.

Our inability to sell a property when we want could limit our ability to pay cash distributions to our stockholders.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment.
If we are ultimately forced to relinquish our investment in the National Industrial Portfolio to the lenders, it will adversely affect our ability to pay cash distributions to our stockholders and reduce our stockholders’ overall investment return.
In August 2007, we entered a joint venture with New Leaf Industrial Partners Fund, L.P. (“New Leaf”) to acquire a portfolio of industrial properties (the “National Industrial Portfolio”) for approximately $515.9 million plus closing costs. The joint venture, which we refer to as the National Industrial Portfolio joint venture, currently owns 23 industrial properties and holds a master lease with respect to another industrial property. We made an initial capital contribution of approximately $85.5 million in exchange for an 80% membership interest in the joint venture in 2007, and we consolidate the joint venture in our financial statements. As of June 30, 2011, there are $443.3 million of outstanding mortgage and mezzanine loans secured by the National Industrial Portfolio joint venture. On August 9, 2011, we, through the National Industrial Portfolio joint venture, amended the mortgage and mezzanine loans to extend the maturity date of the loans to December 31, 2011, and we may, at our option, further extend the loans to August 9, 2012, subject to certain terms in the loan agreements. Additionally, the amendment states that the National Industrial Portfolio joint venture may not make any distributions to us unless such distributions are used to pay amounts owed to the lenders under the loans.
As a result of revising our cash flow projections and holding period for the National Industrial Portfolio joint venture, we determined that the estimated undiscounted cash flows during the revised holding period (including proceeds from the disposal of the investment) were not sufficient to recover the carrying value of several of the properties in the National Industrial Portfolio; therefore, we recognized an impairment charge of $123.5 million with respect to 17 properties within the National Industrial Portfolio to reduce the carrying value of these properties to their estimated fair values. The requirement for an impairment charge resulted from a change in the estimated holding period of this investment and a change in the estimated cash flows during the holding period. Due to a decline in the operating performance of the portfolio resulting from increased vacancies, lower rental rates and tenant bankruptcies, in addition to declines in market value across all real estate types in the period following our initial investment in the National Industrial Portfolio, it is unlikely that we will be able to refinance or extend the mortgage and mezzanine loans secured by the National Industrial Portfolio upon their fully extended maturities in August 2012. As a result, we may be forced to relinquish the National Industrial Portfolio assets to the lenders at some point prior to or concurrent with the final maturities in August 2012. In the event we relinquish the assets to the lenders, we would record a gain on extinguishment of the debt equal to the difference between the carrying amount of the debt at that time (currently $443.3 million, which includes amounts for noncontrolling interest of $88.7 million) and the carrying value of the collateral at that time (currently $320.2 million which includes amounts for noncontrolling interest of $64.0 million). If we are forced to relinquish the National Industrial Portfolio to the lenders, it will adversely affect our ability to pay cash distributions to our stockholders and reduce our stockholders’ overall investment return.
As a result of the Transfers of Properties under the Settlement Agreement, a significant portion of our properties will be leased to financial institutions, making us more economically vulnerable in the event of a downturn in the banking industry.
Because of the Transfers of Properties under the Settlement Agreement, a significant portion of our revenue will be derived from leases to financial institutions and as such, our portfolio has become less diversified. Individual banks, as well as the banking industry in general, may be adversely affected by negative economic and market conditions throughout the United States or in the local economies in which regional or community banks operate, including negative conditions caused by the recent disruptions in the financial markets. Acquisitions of regional or community banks by larger financial institutions could lead to the closure of some of the bank branches formerly occupied by these regional or community banks. In addition, changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, may have an adverse impact on banks’ loan portfolios and allowances for loan losses. As a result, we may experience higher rates of lease default or terminations in the event of a downturn in the banking industry than we would if our tenant base were more diversified.

After the Transfers under the Settlement Agreement, certain of our tenants will represent a significant portion of the revenue generated by our real estate portfolio and failure of these tenants to perform their obligations or to renew their leases upon expiration may adversely affect our cash flow and ability to pay distributions to our stockholders.
After the Transfers under the Settlement Agreement, Bank of America, N.A. will represent approximately 23.2% of our real estate portfolio’s base rental income and will occupy approximately 21.9% of our total rentable square feet. The default, financial distress or insolvency of Bank of America, N.A., or the failure of this party to renew its leases with us upon expiration, could cause interruptions in the receipt of lease revenue from this tenant and the Properties which it occupies and/or result in vacancies, which would reduce our revenue and increase operating costs until the affected Properties are leased, and could decrease the ultimate value of the affected Properties upon sale. We may be unable to lease the vacant Properties at a comparable lease rate or at all, which could affect our operating results and financial condition as well as our ability to make distributions to stockholders.
If we sell a property and provide some of the financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our stockholders.
If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties and provide some of the financing to the purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed.
Our joint venture partners could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.
We have entered into joint ventures with third parties to own properties and other assets. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co‑venturer, co‑tenant or partner in an investment could become insolvent or bankrupt;

•	that such co‑venturer, co‑tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; or

•	that such co‑venturer, co‑tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.
Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our stockholders’ investment.
Costs imposed pursuant to laws and governmental regulations may reduce our net income and cash available for distributions to our stockholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above‑ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety‑related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of our stockholders’ investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos‑containing materials and lead‑based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
Except for certain Properties to which we indirectly took title or in which we indirectly took a leasehold interest, pursuant to the terms of the Settlement Agreement, and other properties to which we took title to through foreclosure or deed-in-lieu of foreclosure, all of our properties were subject to Phase I environmental assessments at the time they were acquired. Some of the properties we have acquired are subject to potential environmental liabilities arising primarily from historic activities at or in the vicinity of the properties.
Four properties acquired as part of the National Industrial Portfolio are located on or near former military bases that have been designated as either National Priority List sites or defense clean‑up sites under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). These include 1045 Sheridan, Chicopee, MA; 15 Independence Drive, Devens, MA; and 50 Independence Drive, Devens, MA. Another property that is part of the portfolio, 9410 Heinz Way, Commerce City, CO, is a former defense armaments manufacturing site that is near the Rocky Mountain Arsenal National Priority List site. Additionally, some of the properties identified below in connection with activity use limitations and underground storage tanks have residual hazardous substance contamination from former operations. CERCLA imposes joint and several liability for clean‑up costs on current owners of properties with hazardous substance contamination. Purchasers of contaminated properties may mitigate the risk of being held liable for costs of clean‑up and related responsibilities by conducting “all appropriate inquiry” prior to the purchase of the property and compliance with the steps necessary to obtain and maintain “bona fide purchaser” status. We believe that we have taken the steps to obtain and maintain bona fide purchaser status, but we can give no assurance that a court would agree with us if someone were to seek to hold us liable. Because identified responsible parties, including the United States Government and large defense contractors, have taken responsibility for remedial actions relative to these properties and the existing tenants at these properties are generally large companies, we do not believe that we will face material liability with respect to any of these properties. The National Industrial Portfolio is owned by the New Leaf - KBS JV, LLC, a joint venture in which we own an 80% membership interest.
In addition, we own several properties that are subject to activity use limitations (“AULs”) whereby the government has placed limitations on redevelopment of the properties for certain uses, particularly residential uses. AULs are typically imposed on a property that has environmental contamination in exchange for less stringent environmental clean‑up standards. In view of the locations of the affected properties, the environmental characteristics of the contaminants and the characteristics of the neighborhoods, we do not believe that these AULs have a material impact on our portfolio valuation, but they could in individual cases result in a depression of the value of a property, should we resell the property for uses different from its existing uses. Properties subject to AULs include 495‑515 Woburn, Tewksbury, MA; 15 Independence Drive, Devens, MA; 100 Simplex Drive, Westminster, MA; 57‑59 Daniel Webster Highway, Merrimack, NH; and ADP Plaza, Portland, OR.
Some of the properties in our portfolio, particularly the warehouse and light industrial properties, had or have underground storage tanks either for space heating of the buildings, fueling motor vehicles, or industrial processes. Many of the underground storage tanks at the premises have been replaced over time. Given changing standards regarding closure of underground storage tanks and associated contamination, many of the tanks may not have been closed in compliance with current standards. Some of these properties likely have some residual petroleum or chemical contamination. Properties exhibiting these risks include 555 Taylor Road, Enfield, CT; 85 Moosup Pond Road, Plainfield, CT; 129 Concord Road, Billerica, MA (Rivertech); 111 Adams Road, Clinton, MA; 133 Jackson Avenue, Ellicott, NY; 1200 State Fair Boulevard, Geddes, NY; 3407 Walters Road, Van Buren, NY; ADP Plaza, Portland, OR; Shaffer Road and Route 255, DuBois, PA; 9700 West Gulf Bank Road, Houston, TX; and 2200 South Business 45, Corsicana, TX.

The National Industrial Portfolio joint venture purchased an environmental insurance policy from Indian Harbor Insurance Company that provides ten years of coverage for pollution legal liability and remediation legal liability, among other coverage for the National Industrial Portfolio. We believe the scope and limits of the policy are appropriate for the risks presented by our properties.
Costs associated with complying with the Americans with Disabilities Act may decrease our cash available for distributions.
Our properties may be subject to the Americans with Disabilities Act of 1990, as amended. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distributions to our stockholders.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co‑payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition to providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self‑insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our stockholders’ investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.
Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. Many of our investments are in major metropolitan areas. Insurance risks associated with potential acts of terrorism against office and other properties in major metropolitan areas could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition for providing loans. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others may not be covered by our terrorism insurance. The costs of obtaining terrorism insurance and any uninsured losses we may suffer as a result of terrorist attacks could reduce the returns on our investments and limit our ability to make distributions to our stockholders.
Risks Related to Real Estate‑Related Investments
Our investments in real estate‑related investments are subject to the risks typically associated with real estate.
Our investments in mortgage, mezzanine and other real estate loans are generally directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the property. The values of the properties ultimately securing our loans may change after we acquire or originate those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Our investments in mortgage‑backed securities, collateralized debt obligations and other real estate‑related investments are similarly affected by real estate property values. Therefore, our real estate‑related investments are subject to the risks typically associated with real estate, which are described above under the heading “ - General Risks Related to Investments in Real Estate.”

Our investments in mortgage, mezzanine, bridge and other real estate loans are subject to interest rate fluctuations that affect our returns as compared to market interest rates; accordingly, the value of our stockholders’ investment in us is subject to fluctuations in interest rates.
With respect to our fixed rate, long‑term loans, if interest rates rise, the loans could yield a return that is lower than then‑current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to make new loans at the higher interest rate. With respect to our variable rate loans, if interest rates decrease, our revenues will also decrease. For these reasons, our returns on these loans and the value of our stockholders’ investment in us is subject to fluctuations in interest rates.
The mortgage loans we invest in and the mortgage loans underlying the mortgage securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.
Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income‑producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income‑producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances.
In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor‑in‑possession to the extent the lien is unenforceable under state law.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If there are defaults under our mortgage loan investments, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

Should GKK Stars or any of its affiliates declare bankruptcy or otherwise become the subject of an involuntary bankruptcy proceeding, our ability to indirectly take or retain title to or, with respect to a limited number of Properties, indirectly take or retain a leasehold interest in, the Properties would be threatened.
Any voluntary or involuntary bankruptcy filing by GKK Stars or any of its affiliates could have an adverse effect on our ability to indirectly take or retain title to or, with respect to a limited number of Properties, indirectly take or retain a leasehold interest in, the Properties, including the following:

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Any transfers to us of equity interests in the entities owning the Properties made within two years prior to a bankruptcy filing potentially could be voided by a bankruptcy court as fraudulent transfers. If any such transfers are voided, it is possible that our liens on the Properties subject to those transfers may not reattach with their existing priority.

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Any transfers of equity interests in the entities owning the Properties that are not completed before a bankruptcy filing cannot thereafter be made without prior bankruptcy court approval following a proper notice and a hearing. Such a hearing could increase the time needed to make such transfers, or prevent us from making them at all.

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A bankruptcy court could reject the Settlement Agreement, which could release GKK Stars from having to satisfy any of its remaining obligations under the Settlement Agreement. Additionally, we may not retain the ability to recover on certain guarantees under the Settlement Agreement if the guarantors are in bankruptcy.

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The automatic stay imposed in certain bankruptcy actions would limit our ability, among other parties to the Settlement Agreement, to enforce the terms of the Settlement Agreement against parties with respect to whom there has been a bankruptcy filing, including preventing the exercise of remedies under the Settlement Agreement without prior bankruptcy court approval following notice and a hearing.

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GKK Stars could attempt to force us to use the cash flow generated from the Properties that have not yet been transferred to us as cash collateral. The bankruptcy court could approve such use over our objections if it found that we were adequately protected by such use.

Our investments in mezzanine loans involve greater risks of loss than senior loans secured by the same properties.
Our investments in mezzanine loans take the form of subordinated loans secured by a pledge of the ownership interests of the entity owning (directly or indirectly) the real property. These types of investments may involve a higher degree of risk than long‑term senior mortgage lending secured by income‑producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan‑to‑value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.
Our investments in B‑Notes may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.
We invest in B‑Notes. A B‑Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A‑Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B‑Note holders after payment to the A‑Note holders. Since each transaction is privately negotiated, B‑Notes can vary in their structural characteristics and risks. For example, the rights of holders of B‑Notes to control the process following a borrower default may be limited.
Our investments in subordinated loans and subordinated mortgage‑backed securities may be subject to losses.
We have invested in subordinated loans and subordinated mortgage‑backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage‑backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.
Risks of cost overruns and non‑completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.
The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non‑completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include: environmental risks and construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment and we may not recover some or all of our investment.
The CMBS in which we invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.
CMBS, or commercial mortgage‑backed securities, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.
In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer‑term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third‑party guarantees or other forms of credit support can reduce the credit risk.
CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that interest payments on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated.
A portion of our investments in loans and real estate‑related securities may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.
Certain of the real estate‑related securities that we own are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we own are particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

Delays in restructuring or liquidating non‑performing real estate securities could reduce the return on our stockholders’ investment.
Real estate securities may become non‑performing after acquisition for a wide variety of reasons. Such non‑performing real estate investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write‑down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such real estate security, replacement “takeout” financing may not be available. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses, including, without limitation, lender liability claims and defenses, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may earn or recover from an investment.
We depend on debtors for our revenue and, accordingly, our revenue and our ability to make distributions to our stockholders is dependent upon the success and economic viability of such debtors.
The success of our real estate‑related investments such as loans and debt and derivative securities will materially depend on the financial stability of the debtors underlying such investments. The inability of a single major debtor or a number of smaller debtors to meet their payment obligations could result in reduced revenue or losses. In the event of a debtor default or bankruptcy, we may experience delays in enforcing our rights as a creditor, and such rights may be subordinated to the rights of other creditors. These events could negatively affect the cash available for distribution to our stockholders and the value of our stockholders’ investment.
Prepayments can adversely affect the yields on our investments.
The yields on our debt investments may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.
Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.
We have entered and in the future may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended accounting treatment and may expose us to risk of loss.
We assume the credit risk of our counterparties with respect to derivative transactions.
We enter into derivative contracts for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our future variable rate real estate loans receivable and notes payable. These derivative contracts generally are entered into with bank counterparties and are not traded on an organized exchange or guaranteed by a central clearing organization. We therefore assume the credit risk that our counterparties will fail to make periodic payments when due under these contracts. If a counterparty fails to make a required payment, becomes the subject of a bankruptcy case, or otherwise defaults under the applicable contract, we would have the right to terminate all outstanding derivative transactions with that counterparty and settle them based on their net market value or replacement cost. In such an event, we may be required to make a termination payment to the counterparty, or we may have the right to collect a termination payment from such counterparty. We assume the credit risk that the counterparty will not be able to make any termination payment owing to us. We may not receive any collateral from a counterparty, or we may receive collateral that is insufficient to satisfy the counterparty’s obligation to make a termination payment. If a counterparty is the subject of a bankruptcy case, we will be an unsecured creditor in such case unless the counterparty has pledged sufficient collateral to us to satisfy the counterparty’s obligations to us.
We assume the risk that our derivative counterparty may terminate transactions early.
If we fail to make a required payment or otherwise default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost. In certain circumstances, the counterparty may have the right to terminate derivative transactions early even if we are not defaulting. If our derivative transactions are terminated early, it may not be possible for us to replace those transactions with another counterparty, on as favorable terms or at all.
We may be required to collateralize our derivative transactions.
We may be required to secure our obligations to our counterparties under our derivative contracts by pledging collateral to our counterparties. That collateral may be in the form of cash, securities or other assets. If we default under a derivative contract with a counterparty, or if a counterparty otherwise terminates one or more derivative contracts early, that counterparty may apply such collateral toward our obligation to make a termination payment to the counterparty. If we have pledged securities or other assets, the counterparty may liquidate those assets in order to satisfy our obligations. If we are required to post cash or securities as collateral, such cash or securities will not be available for use in our business. Cash or securities pledged to counterparties may be repledged by counterparties and may not be held in segregated accounts. Therefore, in the event of a counterparty insolvency, we may not be entitled to recover some or all collateral pledged to that counterparty, which could result in losses and have an adverse effect on our operations.
There can be no assurance that the direct or indirect effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 for the purpose of stabilizing or reforming the financial markets, will not have an adverse effect on our interest rate hedging activities.
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) became law in the United States. Title VII of the Dodd-Frank Act contains a sweeping overhaul of the regulation of privately negotiated derivatives. Some of the provisions of Title VII became effective on July 16, 2011 or, with respect to particular provisions, became or will become effective on such other date specified in the Dodd-Frank Act or by subsequent rulemaking. While the full impact of the Dodd‑Frank Act on our interest rate hedging activities cannot be assessed until implementing rules and regulations are promulgated, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and may result in us entering into such transactions on more unfavorable terms than prior to effectiveness of the Dodd-Frank Act. The occurrence of any of the foregoing events may have an adverse effect on our business.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.
A portion of our assets may be classified for accounting purposes as “available‑for‑sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available‑for‑sale security below its amortized value is other‑than‑temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.
A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.
Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.
Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.
Some of our portfolio investments are carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.
Some of our portfolio investments are in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We estimate the fair value of any such investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.
Our asset-specific loan loss reserve may not be sufficient to cover losses on loans we consider to be impaired.
Our asset‑specific loan loss reserve relates to reserves for losses on loans considered impaired. We consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. We also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) in partial satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in partial satisfaction of an impaired loan are lower than the carrying value of that loan. Our portfolio‑based loan loss reserve is a reserve against all of the loans in our portfolio that are not specifically reserved. It is based on estimated probabilities of both term and maturity default and estimated loss severities for the portfolio. Our provision for loan losses of $66.9 million, all of which were asset‑specific loan loss reserves as of June 30, 2011, may not be sufficient to cover losses on these loans.
Risks Associated with Debt Financing
We incur and assume mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.
We may obtain lines of credit and obtain or assume long-term financing that may be secured by our properties and other assets. We have acquired many of our real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt, or by taking title to properties that already had been pledged as security for debt we assumed in connection with taking title to such properties. In addition, we may be forced to try to borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). However, we can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms or at all.

If there is a shortfall between the cash flow from a property that we have mortgaged and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, mortgage debt or the assumption of mortgage debt as part of taking title to a property increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We have given and may give full or partial guarantees to lenders of mortgage or other debt on behalf of the entities that own our properties. When we give a guarantee on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of all or a part of the debt or other amounts related to the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a mortgage secured by a single property could affect mortgages secured by other properties.
We utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to certain repurchase agreements declines, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratios.
Certain of our loan agreements, including the Amended Repurchase Agreements, contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of indebtedness under other agreements. The Amended Repurchase Agreements provide that a default by us on any of the five loans specified in the Amended Repurchase Agreements, including the Goldman/ Citi Mortgage Loan, may, in certain circumstances, constitute a default under the Amended Repurchase Agreements. Under certain conditions, such a default would not trigger a default under the Amended Repurchase Agreements if we were to transfer the equity interests in the entities owning the Properties subject to the default to the lenders under the Amended Repurchase Agreements. If a cross-default were to occur, we may not be able to pay our debts or access capital from external sources in order to refinance our debts. If some or all of our debt obligations default, causing a default under other indebtedness, our business, financial condition and results of operations would be adversely affected.
We may also obtain recourse debt to meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose on our assets. If a lender successfully forecloses on any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose all or part of their investment.
The majority of the Properties to be transferred to us under the Settlement Agreement are subject to mortgage loans with third party lenders that require the consent of such lenders prior to the Transfer of the ownership of the Property. If we are unable to obtain the consents of such lenders prior the Transfer of ownership to us, the Transfer may trigger a default of the mortgage loan, which default could result in us losing part or all of the Properties securing the mortgage.
According to the terms of the loan documents relating to third party mortgage loans on certain Properties to be transferred to us under the Settlement Agreement, we would need to receive the consent of the mortgage lender prior to the Transfer of ownership of the Property to us. If we are unable to secure these consents, and if we proceed with such Transfers without these consents, as is required by the terms of the Settlement Agreement, the Transfers may trigger a default under the terms of the mortgages. Such a default could allow the mortgage lenders to pursue the remedies specified in the loan documents, including foreclosing on the underlying Properties, which could result in us losing part or all of the Properties securing the mortgages or increase the cost and time needed to effect the Transfers of such Properties.
High mortgage rates or changes in underwriting standards may make it difficult for us to refinance properties, which could reduce our cash flows from operations and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable rates, we run the risk of being unable to refinance part or all of our property subject to such mortgage debt when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance properties, our income could be reduced. We may be unable to refinance or may only be able to partly refinance properties if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are more strict than when we originally financed the properties. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more stock or by borrowing more money.

Lenders have required and may continue to require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
When providing financing, lenders have imposed, and in connection with future financings, may impose, restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property or otherwise incur additional debt, or that prohibit us from discontinuing insurance coverage or replacing KBS Capital Advisors as our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.
The Amended Repurchase Agreements and/or some of our other debt, including debt we have assumed and will assume related to the Properties being transferred under the Settlement Agreement, contain restrictive covenants relating to our operations, our ability to incur additional debt and our ability to declare distributions. The Amended Repurchase Agreements will terminate on the earliest to occur of (i) April 28, 2013; (ii) the date that the Amended Repurchase Agreements convert into mezzanine loans (which would likely contain substantially similar terms as the Amended Repurchase Agreements, including with respect to certain restrictive covenants); (iii) the date that all obligations under the Amended Repurchase Agreements are fully paid; or (iv) upon an event causing the Amended Repurchase Agreements to otherwise terminate. The Amended Repurchase Agreements require our indirect wholly owned subsidiaries that entered into the Amended Repurchase Agreements and their subsidiaries, us and certain of our subsidiaries that indirectly own most of our assets, to meet certain financial and other covenants, which include, among other covenants, the requirement for us to maintain minimum liquidity of $19 million beginning on August 28, 2011.
We also agreed that, unless permitted by or pursuant to the terms of the Amended Repurchase Agreements, during the term of the Amended Repurchase Agreements we would not create or incur additional liens or indebtedness on our assets, make additional investments, or make certain dispositions except pursuant to certain mandatory payment provisions contained in the Amended Repurchase Agreements. During the term of the Amended Repurchase Agreements, we also agreed (i) except for distributions to stockholders necessary to maintain our REIT status, to limit distributions to stockholders to an amount not to exceed $6 million per month, excluding any distributions to stockholders reinvested in us pursuant to our dividend reinvestment plan (currently, distributions are less than $5 million per month, excluding distributions reinvested pursuant to our dividend reinvestment plan) and (ii) to continue to limit redemptions under our share redemption program to those redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in our share redemption program).
In addition to monthly interest payments under the terms of the Amended Repurchase Agreements, the Amended Repurchase Agreements required and require us to make certain mandatory payments as follows:
(i) on October 15, 2011, we made an amortization payment of $35 million;
(ii) every three months from October 15, 2011 through April 2013, amortization payments of approximately $24.3 million, which payments may be decreased by any prepayments of principal, including any mandatory or voluntary prepayments of principal;
(iii) on October 15, 2011, we made payments relating to the acquisition of the GKK Subordinated Mortgage Loan and the GKK Junior Mezzanine Tranche in the amount of $1.6 million, and we must make payments in the amount of $1.1 million every three months thereafter through April 2013;
(iv) all proceeds received by us related to the GKK Mezzanine Loan; and
(v) 75% to 100% of excess cash flows or net cash proceeds from: (a) the foreclosure or sale of the Properties; (b) the sale of certain real estate-related debt investments owned by us; (c) the sale of substantially all other properties owned by us, in excess of $75 million in the aggregate in any calendar year; and (d) certain indebtedness incurred or equity issued (excluding proceeds from our dividend reinvestment plan), by us.
Further, pursuant to the terms of the Settlement Agreement, so long as certain of our subsidiaries are still obligated under the mortgage pools secured by certain Properties, then our subsidiaries providing indemnities under the Settlement Agreement and our subsidiaries created to take title to the equity interests in the entities owning the Properties transferred or to be transferred to us pursuant to the terms of the Settlement Agreement may not incur debt for borrowed money in excess of $180 million (which may be increased to $200 million under certain circumstances), other than mortgage financing secured by, among other things, interests in real property and other than the GKK Mezzanine Loan.

Certain of the mortgage loans that we have assumed or may assume in connection with the Transfers of the Properties under the Settlement Agreement impose “cash traps”, which could adversely affect our financial condition and operating results.
Certain mortgage loans that we have assumed or will assume in connection with the Transfers of the Properties impose “cash traps” when the financial performance of the Properties securing such loans fails to meet certain financial metrics. If enforced, these “cash traps” could adversely affect our financial condition and operating results. If the provisions relating to “cash traps” in these mortgage loan agreements are triggered, we may be required to fund excess cash flow into reserve accounts with our mortgage lenders until compliance with the required metrics is achieved. In such event, our liquidity will be negatively impacted, which could have an adverse effect on our results of operations and financial condition.
Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
If we are able to incur additional debt in the future, increases in interest rates will increase the cost of that debt, which could reduce the cash we have available for distributions. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to pay distributions to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.
Our policies do not limit us from incurring debt until our total liabilities would exceed 75% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets (although restrictive covenants contained in certain loan documents related to debt we have incurred may not allow us to borrow up to this amount), and we may exceed this limit with the approval of the conflicts committee of our board of directors. As of June 30, 2011, our total liabilities were approximately 57% and 59% of the cost (before depreciation or other noncash reserves) and book value (before depreciation) of our tangible assets, respectively.
Due to the amount of debt that we have assumed or will assume as a result of the Transfers under the Settlement Agreement, we exceeded our charter limitation on total liabilities during the third quarter of 2011. The conflicts committee approved all such borrowings. In each case, the conflicts committee determined that the excess leverage was justified for the following reasons:

•	the assumption of debt is necessary as part of the Transfers of the Properties;

•	the Transfers will allow us to operate the Properties and generate ongoing income for our investors; and

•	the Transfers will allow us to develop an exit strategy for the Properties, thus optimizing return on investor capital.
High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by additional restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.
Federal Income Tax Risks
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends‑paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.
We expect to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.
If our stockholders participate in our dividend reinvestment plan, they will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax‑free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless our stockholders are tax‑exempt entities, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.
Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

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In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends‑paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

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We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

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If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate. We will elect foreclosure property status for the Properties to which we indirectly took title pursuant to the Settlement Agreement but do not believe such Properties will be disposed of in a manner that results in this tax.

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If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries.

We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our stockholders’ investment.
The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as sales for federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level even though the sales might otherwise be beneficial to us.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.
We may be subject to adverse legislative or regulatory tax changes.
At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.
Dividends payable by REITs do not qualify for the reduced tax rates.
Legislation enacted in 2003 and modified in 2005 and 2010 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15% (through 2012). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non‑REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Retirement Plan Risks
If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an individual retirement account (“IRA”)) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.
There are special considerations that apply to employee benefit plans subject to the Employee Retirement Income Security Act (“ERISA”) (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our shares annually. See “- Risks Related to Our Corporate Structure - The estimated value per share of our common stock may not reflect the value that stockholders will receive for their investment.” We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested and the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: November 9, 2011	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director